Exhibit 5.1

T: 617.570.1000 F: 617.523.1231 Goodwinprocter.com	Goodwin Procter LLP Counselors at Law Exchange Place Boston, Massachusetts 02109

February 4, 2013

Plug Power Inc.

968 Albany Shaker Road

Latham, New York 12110

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Plug Power Inc., a Delaware corporation (the “Company”), of up to $17,250,000 of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), and warrants (the “Warrants”) to purchase shares of Common Stock (the “Warrant Shares”), including Shares and Warrants purchasable by the underwriters upon the exercise of an over-allotment option granted to the underwriters by the Company. The Shares and the Warrants are being sold to the underwriters named in, and pursuant to, an Underwriting Agreement between the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Shares have been duly authorized and, when the price and other terms upon which the Shares are to be sold have been approved by or on behalf of the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and the Shares have been issued and delivered against payment in accordance with such terms, the Shares will be validly issued, fully paid and non-assessable.

2. The Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and the terms of the Warrants, will be valid and binding. Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the Company’s Amended and Restated Certificate of Incorporation, as amended, and the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP